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                                                                    Exhibit 99.1

AEROPOSTALE REPORTS MAY SALES RESULTS

-     NET SALES INCREASE 56.8% TO $54.1 MILLION-

-     SAME STORE SALES INCREASE 27.0% -


NEW YORK, NEW YORK - JUNE 2, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 29, 2004 increased 56.8% to $54.1 million, compared to $34.5 million for the four-week period ended May 31, 2003. The company's comparable store sales increased 27.0% for the month, versus a comparable store sales decrease of 1.5% in the year ago period.

Year-to-date, total net sales have increased 51.2% to $221.8 million, compared to $146.7 million in the year-ago period. Year-to-date, comparable store sales have increased 20.7%, compared to 1.0% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer, commented, "We are pleased to have generated such strong results for the month. Each of our merchandise categories continues to receive an excellent response from our customers. Our brand is stronger than ever, we continue to execute at a high level and we are excited about the momentum we have as we head towards the back to school selling season."

Mr. Geiger continued, "In addition to our financial progress, we are also pleased to have celebrated the opening of our 500th store during the month - another significant milestone for Aeropostale."

To hear the Aeropostale prerecorded May sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 500 stores in 42 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.